Digirad Names Armando Jackson Senior Vice President of Product Sales

Will Lead Sales Team Initiatives in Hospital Market, Product Expansion, Diversification of Commercial Base

POWAY, CA -- (Marketwire - July 11, 2011) - Digirad Corporation (NASDAQ: DRAD) today announced that veteran medical sales executive Armando Jackson has been named Senior Vice President of Product Sales, effective immediately. Jackson will report directly to CEO Todd P. Clyde.

Jackson, 54, a resident of San Diego, CA, has more than 25 years of experience in sales and sales management with a variety of healthcare businesses and consulting firms. Most recently, Jackson was President and Managing Director of Sol Associates, a consulting firm that assists businesses in forming new strategies to increase revenue and profitability.

From 2007-2009, Jackson was CEO of San Diego-based Peak Health Solutions, a healthcare services company, where he led a reorganization, increasing top line revenue by 24 percent within one year resulting in improved profitability for the organization.

"Armando has the breadth of experience and expertise we need to lead our expanding product sales and marketing efforts," Clyde said. "He has demonstrated an ability to bring a strategic perspective to selling, effectively building and motivating sales teams, setting and meeting company goals and expectations and increasing top line revenue. This is an important time for Digirad as we move into a new era with important new products like our ergo™ large field-of-view, general-purpose portable imaging system. We are also diversifying our commercial base and moving beyond the cardiology space through partnership and licensing agreements like our recent OEM agreement with Dilon. We all look forward to welcoming Armando and working with him in these exciting new initiatives."

Previously, from 2004-2006 Jackson was Executive Vice President and General Manager of Irvine, CA-based Alteer Corporation, a physician services company. From 2003-2004, he was Chief Operating Officer of India-based Spryance Corporation, a startup medical transcription services company.

From 1997-2003, Jackson worked his way into increasingly more responsible management positions at San Diego-based EDIX Corporation. At EDIX, he led fundamental changes in the sales strategy, penetrating the hospital market and growing the company from $15M to $128M in seven years.

Jackson has a Bachelor's degree in Economics from UC Davis.

About Digirad Corporation
Digirad is a leading provider of diagnostic imaging products, and personnel and equipment leasing services. For more information, please visit www.digirad.com. Digirad® is a registered trademark of Digirad Corporation.

Investor Contact:
Matt Clawson
Allen & Caron
949-474-4300
matt@allencaron.com

Company Contact:
Richard Slansky
CFO
858-726-1600
ir@digirad.com